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                                                                   EXHIBIT 10.24


                           LITTLE SWITZERLAND, INC.
                              FRANCHISE AGREEMENT

     1.   PARTIES AND RECITALS

          (a) This Franchise Agreement is made as of the 1st day of November, 1996, (the "effective date') by and between Little Switzerland, Inc., a Delaware corporation, having its primary place of business in St. Thomas, U.S. Virgin Islands, L. S. Wholesale, Inc., a Massachusetts corporation, having its principal place of business in St. Thomas, U.S. Virgin Islands and L.S. Holding, Inc. a Virgin Island Corporation, having its principal place of business in St. Thomas, U.S. Virgin Islands. (hereinafter together referred to as the "Franchisor") AND Solomon Brothers, Limited and its wholly owned subsidiaries, all Bahamas corporations, having their principal place of business in Nassau, the Bahamas (collectively referred to as the "Franchisee").

          (b) Franchisor has acquired unique experience, skills and knowledge with respect to the development and operation of retail stores featuring primarily jewelry, watches, fine china, crystal, perfumes and accessories, under the "Little Switzerland" name and mark ("Little Switzerland Stores").

          (c) Franchisor is the sole and exclusive owner of the entire right, title and interest, together with all the goodwill connected therewith, in and to the trade name, trademark and service mark "Little Switzerland" in numerous jurisdictions including the Bahamas, and Franchisor has registered "Little Switzerland" as a service mark or trademark for retail store services, watches and certain other products and services.

          (d) Franchisor has devised a standard, unique and uniform method for the operation and development of Little Switzerland stores together with distinctive products, presentation (including material subject to copyrights), and services for such stores (currently called "the System"), and, by maintaining uniformity and high standards of quality and service, has established a reputation, demand and goodwill for such stores.

          (e) Franchisor is willing, upon the terms and conditions set forth herein, to license Franchisee to operate Little Switzerland stores at certain specified locations in the Bahamas (the "Territory").

     2.   GRANT OF FRANCHISE
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          (a)  Franchisor grants to Franchisee the sole and exclusive right, license and privilege to develop and operate certain Little Switzerland stores in the Territory in accordance with the system at the specific locations designated in Exhibit A attached hereto (such stores to be hereinafter referred to as the "Licensed Stores") and to use the "Little Switzerland" name and mark solely in connection with the development and operation of the Licensed Stores. The Franchisee acknowledges and agrees that the Franchise relates solely to the Premises and Unit thereon, and affords the Franchisee no right to construct or operate any additional, expanded or modified facilities on the Premises, nor any right to construct or operate the Franchised Business at any location other than the Licensed Stores. Any future L. S. Bahamas Store is limited to the jurisdiction of the Territory, and is subject to the approval of Franchisor in it's sole discretion, and Franchisor agrees to assist Franchisee in determining whether particular locations are suitable. When locations for L. S. Bahamas Stores have been selected, designated and approved by Franchisee and Franchisor, said locations shall be added to Exhibit A, and shall become a part of Exhibit A as if originally incorporated therein.

          (b) Any future L. S. Bahamas Stores or any remodels of existing stores shall be designed and completed by an architect and contractor selected by Franchisee, and approved in advance, in writing, by the Franchisor. Franchisee shall be responsible for, and bear cost of, preparation of plans and construction or renovations of the L. S. Bahamas Stores and such construction, including the design, materials, and interior fixtures shall be of a quality and appearance consistent with Franchisor's specifications as determined by Franchisor in it's sole discretion.

     3.   TERM AND RENEWAL

          (a) This Agreement shall be effective and binding from the date first set forth above and shall remain in full force and effect for a term of two (2) years (the "Initial Term"), subject to renewal or termination as provided below.

          (b) This Agreement may be renewed for additional two (2) year terms by mutual written agreement of the parties.

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     4.   LICENSED MARKS

          (a) Franchisee hereby acknowledges and agrees that only Franchisor has the exclusive right to use the "Little Switzerland" trade name, service marks and copyrights as may presently exist or be acquired by Franchisor and licensed for use by the Franchisor, along with all ancillary signs, symbols or other indicia used in connection or conjunction with said marks (such trade name, service marks, trademarks, and all ancillary symbols and copyrights to be collectively referred to as the "Licensed Marks") in the Territory. The Licensed Marks shall include, without limitation, the distinctive style and appearance of the red-and-white striped shopping bags used in Little Switzerland Stores. Franchisee further agrees that the system, including without limitation Franchisor's retail merchandising methods, its relationship with product manufacturers and its knowledge of product services, prices, terms and other arrangements, constitutes trade secrets solely owned by Franchisor and that only Franchisor and Franchisee have the right to use such trade secrets. Franchisee acknowledges that valuable goodwill is attached to the Licensed Marks and trade secrets and agrees to use them solely for the purpose of operating the L.S. Bahamas Store to the extent specifically licensed by this Agreement, and will not take any action that would impair the goodwill associated with such Licensed Marks or trade secrets.

          (b) Franchisee agrees to adopt and use the Licensed Marks solely in the manner prescribed by Franchisor/1/.

          (c) Franchisee understands and agrees that any use of the Licensed Marks other than as expressly authorized by this Agreement, without Franchisor's prior written consent, may constitute an infringement of Franchisor's rights therein, and that the right to use the Licensed Marks granted herein does not extend beyond the Licensed Stores or beyond the termination or expiration of this Agreement. Franchisee expressly covenants that, during the term of this Agreement and thereafter, Franchisee shall not, directly or


_____________________

    /1/   Franchisor further agrees that the license to use the Licensed Marks is exclusive in the Territory, but is granted without prejudice to the Franchisors right to conduct business under the Licensed Marks and to grant other licenses in, to and under the Licensed Marks on any terms and conditions Franchisor deems fit outside the Territory.

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indirectly, commit any act of infringement or contest or aid others in contesting the validity of Franchisor's right to use the Licensed Marks or take any other action in derogation thereof.

          (d) Franchisee shall promptly notify Franchisor of any unauthorized attempt by any person or legal entity to use the Licensed Marks, any colorable variation thereof or any names or mark confusingly similar thereto, or any other mark, name or indicia in which Franchisor has or claims a proprietary interest. Franchisee shall assist Franchisor, upon request and at Franchisor's expense, in taking such action, if any, as Franchisor may deem appropriate to halt such activities, but shall take no action nor incur any expenses on Franchisor's behalf without Franchisor's prior written approval. If Franchisor undertakes the defense of prosecution of any litigation relating to the Licensed Marks, Franchisee agrees to execute any and all documents and to do such acts and things as may, in the opinion of Franchisor's legal counsel, be reasonably necessary to carry out such defense or prosecution.

          (e) Franchisee further agrees and covenants to operate the Licensed stores and advertise such stores only under the names or marks from time to time designated by Franchisor and to adopt and use the Licensed Marks solely in connection with the operation of the Licensed Stores in accordance with the System and solely in the manner prescribed by Franchisor; to refrain from using the Licensed Marks to perform any activity or to incur any obligation or indebtedness in such a manner as may, in any way, subject Franchisor to liability therefore; to observe all laws with respect to the registration of trade names and assumed or fictitious names, to include in any application therefore a statement that Franchisee's use of the Licensed Marks is limited by the terms of this Agreement, and to provide Franchisor with a copy of any such application and other registration document(s), to observe such requirements with respect to trademark, service mark and copyright notices as Franchisor may, from time to time, require, including, without limitation, affixing R adjacent to all such Licensed Marks which are registered under the law of the Territory and affixing TM adjacent to all such Licensed Marks which are so registered, in any and all uses thereof, and, to utilize such other appropriate notice of ownership, registration and copyright as Franchisor may require.

          (f) Franchisor reserves the right, in its sole discretion, to designate one or more new, modified or replacement Licensed Marks for use by Franchisee and to require use by Franchisee of any such

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new, modified or replacement Licensed Marks in addition to or in lieu of any previously designated Licensed Marks. Any expenses or costs associated with the use by Franchisee of any such new, modified or replacement Licensed Marks and the cessation of it's use of any Licensed Marks which are replaced shall be the sole responsibility of Franchisee.

          (g) Franchisee hereby acknowledges that the Licensed Marks are valid and enforceable and are the property of Franchisor. Franchisee shall not in any manner challenge the validity of the Licensed Marks or question Franchisor's ownership thereof, either during or after the term of this Agreement. Franchisee acknowledges that all use by Franchisee of the Licensed Marks shall inure to the benefit of Franchisor, and Franchisee shall not acquire any rights therein by virtue of any such use. If and to the extent that Franchisee may acquire any rights in the Licensed Marks, Franchisee shall and does hereby assign to Franchisor any and all such rights acquired by it, and all goodwill pertaining thereto.

     5.   DUTIES OF FRANCHISOR

          (a) Franchisor shall provide reasonable training, in accordance with Franchisor's standards, to store managers and other employees which, at the discretion of the Franchisor, are pertinent to the overall success of the business, for the Licensed Stores. The training shall cover such matters as introduction to product lines, marketing techniques, standard retail operations and familiarization with Little Switzerland merchandising. Franchisee shall bear the cost of the reasonable travel, lodging and related out-of-pocket expenses incurred by Franchisor in providing such training services. Franchisor and Franchisee agree that all training both initial and on-going shall be carried out upon such reasonable schedule and in such places as may be established by the mutual agreement of Franchisor and Franchisee.

          (b) Franchisor shall, upon Franchisee's reasonable request, be available to provide on-going consultation and support to Franchisee, to an extent deemed with respect to establishing the design, layout and procedures essential to the operation of Licensed Stores. Franchisor shall provide a continuing advisory service which shall include, but not be limited to, consultation with respect to promotional, business or operational problems with analysis of Franchisee's sales, marketing and financial data. Franchisee shall

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reimburse Franchisor for reasonable travel, lodging and related out-of-pocket expenses incurred for any support services in addition to those provided for above as may be requested by Franchisee.

          (c) Franchisee may request that Franchisor furnish accounting, bookkeeping or related data processing services to be used by Franchisee in connection with the operation of the L. S. Bahamas Stores. Franchisee shall bear the cost of such services at Franchisor's then current rates for any such services requested by Franchisee.

          (d) Franchisor agrees that it will advertise the Little Switzerland name, and the L.S. Bahamas Stores internationally.

     6.   STANDARD OF OPERATION

          (a) Franchisor reserves the right to ensure that the retail operations, product lines, signage and overall appearance of the L. S. Bahamas Stores conform to the high and exacting standards of Franchisor's Little Switzerland stores both as such standards now exist and in the event such standards are changed at any time in the future. Franchisor may establish, confirm and revise appropriate standards, guidelines and policies by written notice to Franchisee from time to time, all of which shall be deemed to constitute parts of the System and of this Agreement and shall be binding on Franchisee. Franchisee agrees to operate and maintain the Licensed Stores in accordance with such standards, guidelines and policies and with the System generally, and to comply with any and all specific instructions communicated to it by Franchisor for purposes of establishing and implementing such compliance.

          (b) Franchisee shall carry only those product lines and brands offered by Little Switzerland stores as communicated by Franchisor to Franchisee in writing, or such other product lines and brands as may be designated or approved by Franchisor. The product lines which Franchisee is authorized to carry shall be subject to change by written notice from Franchisor. Franchisee shall purchase its inventory for the L.S. Bahamas Stores directly from manufacturers and their representatives. Franchisee shall pay for its inventory within the terms agreed upon with the manufacturers and their representatives and shall, at all times, attempt to maintain good relationships with manufacturers and their representatives. To the extent

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relationships between Franchisee and my manufacturer or its representatives as determined by Franchisor in its sole discretion, become impaired, Franchisor reserves the right to intervene and mediate the relevant issues.

          (c) Franchisee shall price its inventory in accordance with the usual and customary prices for such inventory and its discounting policies shall be subject to the review and approval of Franchisor. The continuation or discontinuation of any particular product line in the Licensed Stores shall be subject to the review and approval of Franchisor.

          (d) Franchisee agrees to keep and preserve during the term of the franchise granted hereunder complete and accurate books and accounts prepared in accordance with generally accepted accounting principles consistently applied. All records relating to Franchisees activities under this Agreement shall be retained for at least six years. Franchisee shall furnish Franchisor with monthly reports showing the financial conditions of its retail operations which reports shall include Franchisee's gross sales, discounts, net sales, cost-of-sales, gross margins, operating expenses and profit. On a quarterly basis, Franchisee shall furnish Franchisor with an operating profit and loss statement for each Licensed Store and for the retail division as a whole. These profit and loss statements should identify the amount of advertising spent for the Licensed Stores. On an annual basis, Franchisee shall furnish comfort in a form reasonably satisfactory to Franchisee from Franchisee's independent auditors as to total retail, net sales and advertising expenses for the Licensed Stores, and a reasonable projected revenue and expense budget for each Licensed Store for the following year. Franchisor's representatives shall further have the right at any time at Franchisor's expense to inspect Franchisee's books, records and cash and accounting control devices or systems.

          (e) Franchisee recognizes that it is essential to the proper marketing of Little Switzerland merchandise and to the preservation of Franchisor's reputation to the public at large that uniform standards of quality and appearance be maintained in the L.S. Bahamas Stores. Franchisee therefore agrees, as part of the consideration for this Agreement, that Franchisee will at all times dispense, sell or offer for sale to the public, only such merchandise as shall be approved by Franchisor; and Franchisee shall display such merchandise according to specifications and standards provided by Franchisor.

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          (f)  Franchisee agrees to comply with the requirements of its suppliers and Franchisor's suppliers with respect to the servicing and repair of any products sold or offered for sale in the L. S. Bahamas Stores.

          (g) Franchisee and Franchisor will cooperate in the selection of mutually acceptable and economically beneficial locations for the establishment of new L. S. Bahamas Stores in the Franchise Area and the establishment of such new L. S. Bahamas Stores will be subject to the mutual agreement of the parties.
L. S. Bahamas Stores which are not economically viable may be closed by Franchisee upon approval of Franchisor.

          (h) Franchisor reserves the right, from time to time, to add, amend, modify, delete or enhance any portion of the Little Switzerland System (including any of the Licensed Marks) as may be necessary in Franchisor's sole judgement, to change, maintain or enhance the Little Switzerland System trade names or the reputation, efficiency, competitiveness and/or quality of the Little Switzerland System, or to adapt it to new conditions, materials or technology, or to better serve the public. Franchise Owner, at its expense, will fully comply with all such additions or modifications. All of the foregoing have a distinctive and valuable significance to the public. Franchisee has concluded that it would be mutually beneficial for Franchisee to make use of the trade name and trademark "Little Switzerland" and to enjoy the commercial benefits of that name and the benefits of the retail merchandising methods and operating services related thereto.

          (i) Franchisee shall submit to Franchisor for its approval, samples or designs of all advertising, displays, signs or other materials to be circulated or otherwise made public by Franchisee which bear the Licensed Marks or otherwise relate to the Licensed Stores, and shall not distribute, display or otherwise use any such materials prior to the receipt of Franchisor's written approval. Franchisee shall comply with Franchisor's instructions and guidelines with respect to the use and display of the Licensed Marks.

          (j) Franchisee and Franchisor agree that merchandise returned by customers in compliance with the return policy of the selling party will be accepted by either the Franchisee or Franchisor. Should Franchisor accept returned merchandise sold by Franchisee, then Franchisor has the option to (1) return the merchandise to the Franchisee for full credit (amount equal to the sales price to the customer or (2) keep

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the merchandise and receive credit for the difference between the sales price to the customer and the current cost of the merchandise. The same privilege extends to the Franchisee.

     7.   FEES

          (a) Subject to obtaining exchange control approval, Franchisee shall pay to Franchisor an annual fee equal to the greater of (i) US$100,000 for Franchisee's use of the name "Little Switzerland" and such other Licensing Marks associated therewith, or (ii) the sum of a) 0. 3 3 % of net sales (as defined below) up to net sales of $33,000,000 and b) 3.0% of net sales in excess of $33,000,000. Net sales is defined as Annual Gross Revenues for all product sold in the Licensed Stores and any retail stores operating within the Territory under the name "Greenfire", less any point-of-sate discounts awarded to customers. In the event that any of the Licensed Stores or Greenfire stores are closed as a result of fire, storm or any other casualty, net sales with respect to such Licensed Stores or Greenfire stores shall be deemed to be equal to the budgeted annual sales of such Store as presented in the budget presented to Licensor for the applicable period.

          (b) Subject to obtaining exchange control approval, Franchisee shall pay the Franchisor based upon the following schedule:

                    Date                          Amount
                    ----                          ------
                    January 31, 1997              $25,000
                    April 30, 1997                $25,000
                    July 31, 1997                 $25,000
                    October 31, 1997              $25,000
                    January 31, 1998              $25,000
                    April 30, 1998                $25,000
                    July 31, 1998                 $25,000
                    October 31, 1998              $25,000

Should the results of applying the formula indicated within the previous paragraph on each of the annual net sales for the twelve month periods ended October 31, 1997 and 1998 result in an annual franchise fee greater than $100,000, then the amount in excess of $ 100,000 shall be due and payable on December 31, 1997 and 1998, respectively.

     8.   ADVERTISING AND MARKETING

          Recognizing the value of standardized advertising and marketing programs to the furtherance of the goodwill and public image of the Little Switzerland system, the Parties agree as follows:

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          (a)  Franchisor shall advertise the Little Switzerland trade name and logo internationally, and shall promote the sale of Little Switzerland products and Little Switzerland stores to the extent, and in the manner, which it, at its sole discretion, deems desirable. Franchisor agrees to include the L. S. Bahamas Store locations in any international advertising or promotional material in which the locations of Little Switzerland stores generally are mentioned unless there is reason not to include such locations. Franchisee shall bear the cost of any advertising or promotional material which is originated by Franchisee, and the pro rata cost of Little Switzerland catalogues or any other advertising or promotional material requested by Franchisee. In addition to the foregoing materials, Franchisee agrees that its direct local advertising expenditures, determined in accordance with standards and procedures established by Franchisee, after reducing the vendor invoice values by amounts received from vendors in co-op ads, in support of the "Little Switzerland" trade name and the L.S. Bahamas Stores shall equal a minimum of $100,000 per year or 1.2% of net sales, whichever is higher.

          (b) In addition, Franchisee agrees to participate in Port Lecturer programs on all_________________________. Franchisee agrees that all sales promotion materials and advertising to be used by Franchisee shall conforn to the general practice of Franchisor. Franchisor agrees to furnish art work, work co-op advertising with Vendors, and supply shopping bags, wrapping paper and stationery, all at cost to Franchisee.

          (c) Franchisee shall not advertise or use in its advertising or any other form of promotion, the trademarks and other proprietary materials of Franchisor or Franchisor's suppliers intended for distribution outside the Territory without appropriate C or R copyright and registration marks.

     9.   COVENANTS

          (a)  During the term of this Agreement, Franchisee covenants:

               (i) to devote all the time, energy and effort reasonably required for the sound management and operation of the L. S. Bahamas Stores licensed hereunder and shall actively participate in the operation of the business licensed hereunder;

               (ii) to comply with Franchisor's requirements and standards relative to the uniform and standard operation of L. S. Bahamas stores, and take all reasonable actions

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necessary to promote the continued goodwill of the Little Switzerland name and product lines in the Franchise Area and maintain competent, conscientious and qualified staff trained in Little Switzerland retail merchandising methods;

               (iii) to bear all of the costs of developing and operating the L. S. Bahamas Stores (except such costs as may be specifically reserved to Franchisor under this Agreement) and to maintain reasonable financial stability and credit standing;

               (iv) to operate the L. S. Bahamas Stores in conformity with the standards and requirements set forth in this Agreement and not to divert any business of, or any customers of, the L. S. Bahamas Stores licensed hereunder to any other competitive establishment not owned by or affiliated with Franchisee by direct or indirect inducement or otherwise;

               (v) to not operate, manage, own or have an interest (other than through acquisition of a controlling interest therein), direct or indirect, in any retail business (other than Franchisee's current business, income from which is included in the computation of net sales in Section 7 which details any of the product lines or brand names of Little Switzerland. In addition to other available remedies, Franchisor shall be entitled to injunctive relief for any failure of Franchisee to comply with this Section 8;

               (vi) To cause it's employees, prior to commencement of operation of any new Licensed Store and at such other times as may be reasonably requested by Franchisee or determined by Franchisor, to undergo a training and familiarization course offered by Franchisor or management of the Franchisee;

               (vii) to employ in the operation of the Licensed Stores only managers and other personnel who have received adequate training in accordance with Franchisor's standards and guidelines;

               (viii) to maintain a competent, conscientious, trained staff in numbers sufficient to promptly service customers, including at least one manager on duty at all time, and to take such steps as are necessary to ensure that its employees preserve good customer relations and comply with such dress code as Franchisor may prescribe;

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               (ix)      to use the Licensed Stores premises (including the
grounds surrounding each Licensed Store) solely for the operation of the business franchised hereunder, to keep the Licensed Stores open and in normal operation for such hours and days as Franchisor may from time to time specify in writing, and to refrain from using or permitting the use of the Licensed Store premises for any other purpose or activity at any time without first obtaining the written consent of Franchisor;

               (x) to at all times maintain the Store in a high degree of sanitation, repair, and condition, and in connection therewith to make such additions, alterations, repairs and replacements thereto (but no others without Franchisor's prior written consent) as may be required for that purpose, including, without limitation, such periodic repainting or replacement of obsolete signs, furnishings, equipment, and decor as Franchisor may reasonably direct;

               (xi) at Franchisor's request, which shall not be more often than once every five years, to refurbish any Licensed Store at Franchisee's expense to conform to the building design, trade dress, color schemes, and presentation of the Licensed Marks in a manner consistent with the image then in effect for new stores under the System, provided that such remodeling requirement shall not impose costs that exceed 15% of the original capital cost incurred by Franchisee to establish such Licensed Store;

               (xii) to engage in the licenced stores only in retail sales and not sell at wholesale any products without the specific prior written consent of Franchisor;

               (xiii) to permit Franchisor and its agents to enter upon the Licensed Store premises at any time for the purpose of conducting inspections, and to cooperate with Franchisor's representatives in such inspections by rendering such assistance as they may reasonably request, and upon notice from Franchisor or its agents and without limiting franchisor's other rights under this Agreement to take such steps as may be necessary to correct immediately any deficiencies detected during any such inspection; and

               (xiv) to maintain in force policies of casualty, liability and business interruption insurance in amounts and with carriers reasonably satisfactory to Franchisor, and to cause Franchisor to be named as a loss payee on any such policies of insurance in accordance with its requests.

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All covenants of Franchisee herein shall apply to the shareholders of
Franchisee, and any breach thereof by any such shareholder shall be deemed to be a breach by Franchisee.

          (b) During the term of this agreement the Franchisors jointly and severally covenant:

               (i) to seek to maintain the uniform and standard operation of the said Little Switzerland Stores and take reasonable actions to promote the continued goodwill of the Little Switzerland name and product lines;

               (ii) to maintain reasonable financial stability and credit standing;

               (iii) to use its best efforts to advise Franchisee of new developments; and improvements with respect to the standardization of methods of operations, store layouts and engineering, operating problems and procedures and advertising for Little Switzerland stores; and

               (iv) to make available to Franchisee its operating procedures, quality control directives and recommendations for standardizing signs, letterheads and sales promotion, office and other similar materials.


     10.  CONFIDENTIALITY

          (a) Franchisee shall not, during the term of this Agreement or after its termination, communicate or divulge to any other person or entity any trade secrets or other confidential information regarding Little Switzerland (except as may be appropriate and necessary to Franchisee's accountants, attorneys and banking sources) or use any such trade secrets or other confidential information in any manner or for any purpose other than the operation of the Licensed Stores under this Agreement, and shall take all steps necessary (and at its own expense) to protect such confidential information from being divulged by its officers, employees or Directors.

     11.  INSURANCE

          (a) Franchisee shall maintain comprehensive general liability insurance (broad form) on a worldwide basis. The limit of such insurance shall be not less than $1,000,000 combined single limit per occurrence for bodily injury and property damage arising out of each occurrence.

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          (b)  Franchisee shall carry workers compensation as required by
Bahamian law and employers' liability insurance at a limit of not less than $500,000.

          (c) All such insurance policies shall name the Franchisor as an additional insured as its interest may appear.

          (d) All such insurance policies shall each be in a form satisfactory to Franchisor and written by companies satisfactory to Franchisor.

          (e) The Franchisee shall deposit with the Franchisor certificates of insurance at or prior to the commencement date and thereafter within thirty (30) days prior to the expiration of any and all such policies. Certificates of insurance shall provide that such policies shall not be canceled or materially changed in form without at least thirty (30) days written notice to Franchisor.

     12.  DEFAULTS AND TERMINATION

          (a) Franchisor, at its option, and without prejudice to any and all remedies which it may otherwise have, may terminate this Agreement upon the happening of any of the following defaults:

               (i) Franchisee, or any of its officers or Directors, is convicted of or pleads guilty or no contest to a charge of violating any law which may materially affect Franchisee's ability to operate the Little Switzerland stores under the terms of this Agreement;

               (ii) Franchisee makes an assignment for the benefit of creditors or similar disposition of the assets of the franchised business; a petition is filed by or against Franchisee to declare it bankrupt and a winding-up order is made and a receiver or trustee is appointed for Franchisee's property or business; or a substantial part of the real or personal property of Franchisee is attached or levied upon any sheriff, marshal, or constable and is not seasonably cured;

               (iii) Franchisee commits any act or engages in any conduct which materially impairs the goodwill associated with any of Franchisor's Licensed Marks, including without limitation, disclosure of confidential information regarding Franchisor to any third party;

               (iv) Franchisee's retail operations (income from which is included in the computation of gross sales in Section 7) becomes substantially less profitable as a result of the failure on the

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part of the Franchisee to abide by any of its covenants or obligations herein contained or Franchisee sells or liquidates a substantial portion of its retail operations; or

               (v) Franchisee fails to comply with any material provision of this Agreement, including without limitation, any provision relating to payment of Franchisor (whether or not such failure to pay is caused by restrictions imposed by The Bahamian government), confidentiality, advertising and reports; PROVIDED ALWAYS that Franchisor must notify Franchisee in writing of such default or failure and give Franchisee thirty (30) days to correct such default or failure. If Franchisee does not so correct the failure, Franchisor may at its option forthwith, terminate this Agreement in writing and declare the Franchise rights granted herein void.

               (vi) Franchisee makes, or has made, any materially false statement or report to Franchisor in connection with this Agreement or application therefore;

               (vii) Franchisee receives from Franchisor three (3) or more notices to cure the same on similar defaults or violations of this Agreement during any twelve (12) month period;

               (viii) If Franchisee or its designated manager fails to complete to Franchisor's reasonable satisfaction any of the training required pursuant to Paragraph 5 of this Agreement.

          (b) Franchisee may terminate this Agreement if (i) Franchisor has materially defaulted in the performance of its obligations under this agreement,
(ii) Franchisor, or any of its officers or Directors, is convicted of or pleads guilty or no contest to a charge of violating any law which may materially affect Franchisor's ability to perform its obligations under this Agreement or
(iii) Franchisor makes an assignment for the benefit of creditors or similar disposition of its assets; a petition is filed by or against Franchisor to declare it bankrupt and a winding-up order is made and a receiver or trustee is appointed for Franchisor's property or business; or a substantial part of the real or personal property of Franchisor is attached or levied upon by any sheriff, Marshall, or constable and is not seasonably cured; provided that:

               (i) Franchisee has provided Franchisor with a written notice of default; and

               (ii)    Franchisor has failed to cure such default within thirty
(30) days after receipt of such notice.

     13.  POST TERM OBLIGATIONS

          (a) Within 6 months of the expiration (or sooner termination) of this Agreement, the Franchisee shall immediately:

               (i) Discontinue any use whatsoever of Little Switzerland's trade name and other Licensed Marks, shall take such action necessary to cancel or change any assumed name or equivalent registration and/or to transfer any rights therein or thereto back to Franchisor, and shall, at its own expense, make or cause to be made such changes in signs and supplies in order to distinguish Franchisee effectively from its former association with other Little Switzerland stores to the intent that the Franchisee shall cease to carry on business under the name and style of "Little Switzerland" or any name confusingly similar thereto;

               (ii) Cease operation or do business under any name or in any manner that might tend to give the general public the reasonable impression that this Agreement is still in force, or that Franchisee is connected in any way with Franchisor, or any longer has any right to the use of the Licensed Marks;

               (iii) Pay to the Franchisor all sums owing under the terms of this Agreement. Said sums shall include all damages, costs and expenses incurred by Franchisor by reason of any default on the part of the Franchisee, whether or not incurred before or after the termination or expiration of this Agreement;

               (iv) Cause to represent or advertise that Franchisee was formerly a party to this Franchise Agreement, or that Franchisee did business under the trademarks or name of Franchisor.

               (v) promptly return to Franchisor or, with Franchisor's prior written permission, destroy any and all documents or other materials containing trade secret or other confidential information of Franchisor; and

               (vi) extend to Franchisor or any person designated by Franchisor the right to purchase any signs and similar materials bearing the Licensed Marks at a price no greater than Franchisee's original cost thereof as depreciated on a straight-line basis over a period of five years.

     14.  TRANSFER AND ASSIGNMENT

          (a) This Agreement and all rights and duties hereunder may be freely assigned or transferred by Franchisor in its sole discretion to any person or legal entity which agrees to assume

Franchisor's obligations hereunder, including a competitor of Franchisor, and shall be binding upon and inure to the benefit of Franchisor's successors and assigns including, without limitation, any entity which acquires all or a portion of the capital stock of Franchisor or any entity resulting from or participating in a merger, consolidation or reorganization in which Franchisor is involved, and to which Franchisor's rights and duties hereunder are assigned or transferred.

          (b) Franchisee understands and acknowledges that the rights and duties created by this Agreement are personal to Franchisee and that Franchisor has granted this Franchise in reliance on many factors, including, without limitation, the individual or collective character, skill, aptitude and business and financial capacity of Franchisee, and any persons owning an interest in Franchisee. Franchisee hereby represents that shares in Franchisee are held by the persons ("the existing shareholders") and in the proportions set forth on Exhibit B attached hereto.

     Franchisee agrees that it will give written notice to the Franchisor ("the transfer notice") of any transfer of shares (or series of transfers of shares) the effect of which is to transfer a majority of the voting rights in the Franchisee from the existing shareholders to a third party or third parties (such notice to be sent by the Franchisee to the Franchisor within 10 day of the transfer of series of transfers aforesaid) whereupon the Franchisor shall have the option in its sole discretion to terminate this Agreement by return written notice sent to the Franchisee with 28 days of the receipt by the Franchisor of the transfer notice.

          (c) Franchisor will not require approval of the assignment of all or any part of the assets of the Franchised Business or the stock in a corporate Franchisee, excluding this Agreement or the Franchise, to a bank or other lending institution as collateral security for loans made directly to or for the benefit of the Franchised Business. However, such approval will be required for any proposed assignment or hypothecation of this Agreement or the Franchise which approval will not permit further transfers or assignments of this Agreement or the Franchise, without compliance by the transferee or assignee with the provisions of Paragraph 14 hereof.

     15.  INDEPENDENT CONTRACTOR AND INDEMNIFICATION

          (a) Franchisee agrees to protect, defend, indemnify, and hold Franchisor, and its respective directors, officers, agents, attorneys and shareholders, jointly and severally, harmless from and against all claims, actions, proceedings, damages, costs, expenses and other losses and liabilities, consequently, directly or indirectly incurred (including without limitation attorneys' and accountants' fees) as a result of, arising out of, or connected with the operation of the Franchised Business.

          (b) In all dealings with third parties including, without limitation, employees, suppliers and customers, Franchisee shall disclose in an appropriate manner acceptable to Franchisor that it is an independent entity licensed by Franchisor. Nothing in this Agreement is intended by the parties hereto to create a fiduciary relationship between them nor to constitute Franchisee an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of Franchisor for any purpose whatsoever. It is understood and agreed that Franchisee is an independent contractor and is in no way authorized to make any contract, warrant or represent or to create any obligation on behalf of Franchisor.

     16.  TAXES, PERMITS AND INDEBTEDNESS

          (a) Franchisee shall promptly pay when due any and all taxes levied or assessed with respect to any services or products furnished, used or licensed pursuant to any Agreement and all accounts or other indebtedness of every kind incurred by Franchisee in the operation of the Franchised Business.

          (b) Franchisee shall comply with all Bahamian laws, rules and regulations and timely obtain any and all permits, certificates and licenses for the full and proper conduct of the business of Franchisee.

          (c) Franchisee hereby expressly covenants and agrees to accept full and sole responsibility for any and all debts and obligations incurred in the operation of the Franchised Business.

     17.  APPROVALS AND WAIVERS

          (a) Whenever this Agreement requires Franchisor's prior approval, Franchisee shall make a timely written request. Unless a different time period is specified in this Agreement, Franchisor shall respond with its approval or disapproval within fifteen (15) days of receipt of such request. If Franchisor has not specifically approved a request within such fifteen (15) day period, such failure to respond shall be deemed disapproval of any such request.

          (b) No failure of Franchisor to exercise any power reserved to it by this Agreement and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Franchisor's right to demand exact compliance with any of the terms herein. No waiver or approval by Franchisor of any particular breach or default by Franchisee, nor any delay, forbearance or omission by Franchisor to act or give notice of default or to exercise any power or right arising by reason of such default hereunder, nor acceptance by Franchisor of any payments due hereunder shall be considered a waiver or approval by Franchisor of any preceding or subsequent breach or default by Franchisee of any term, covenant or condition of this Agreement.

     18.  GOVERNING LAW

     This Agreement and the performance hereof shall be governed, interpreted and construed under the laws of the Commonwealth of the Bahamas.

     19.  NOTICES

     Whenever, by the terms of this Agreement, notice shall or may be given either to Franchisor or Franchisee, such notice shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid:
If intended for Franchisor, addressed to:

          L. S. Wholesale, Inc.                   With a copy to:
          Post Office Box 930
          Charlotte Amalie                        Goodwin, Procter & Hoar
          St. Thomas,                             Exchange Place
          U.S. Virgin Islands                     Boston, MA 02109
                                                  ATTN: Richard E. Floor, P.C.

If intended for Franchisee, addressed to:

                                                  With a copy to:
          Solomon Brothers, Limited
          Post Office Box 3218                    Messrs. Higgs & Kelly
          Nassau, Bahamas                         Post Office Box N. 1113
                                                  Nassau, Bahamas

     20.  SEVERABILITY AND CONSTRUCTION

          (a) Should any provision of this Agreement be for any reason held invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be deemed restricted in application to the extent required to render it valid; and the remainder of this Agreement shall in no way be affected and shall remain valid and enforceable for all purposes, both parties hereto declaring that they would have executed this Agreement without inclusion of such provision. In the event such total or partial invalidity or unenforceability of any provision of this Agreement exists only with respect to the laws of a particular jurisdiction, this paragraph shall operate upon such provision only to the extent that the laws of such jurisdiction are applicable to such provision. Each party agrees to execute and deliver to the other any further documents which may be reasonably required to effectuate fully the provisions hereof.

          (b) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

          (c) The table of contents, headings and captions contained herein are for the purposes of convenience and reference only and are not to be construed as a part of this Agreement. All terms and words used herein shall be construed to include the number and gender as the context of this Agreement may require. The parties agree that each section of this Agreement shall be construed independently of any other section or provision of this Agreement.

     21.  ACKNOWLEDGMENTS

     Franchisee hereby acknowledges the following:

          (a) FRANCHISEE HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE BUSINESS CONTEMPLATED BY THIS AGREEMENT AND UNDERSTANDS AND ACKNOWLEDGES THAT THE BUSINESS CONTEMPLATED BY THIS AGREEMENT INVOLVES BUSINESS RISKS MAKING THE SUCCESS OF THE VENTURE LARGELY DEPENDENT UPON THE BUSINESS ABILITIES AND PARTICIPATION OF FRANCHISEE AND ITS EFFORTS AS AN INDEPENDENT BUSINESS OPERATOR. FRANCHISEE AGREES THAT NO CLAIMS OF SUCCESS OR

FAILURE HAVE BEEN MADE TO IT PRIOR TO SIGNING THIS AGREEMENT; AND THAT IT UNDERTAKES ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS AGREEMENT CONTAINS ALL ORAL AND WRITTEN AGREEMENTS, REPRESENTATIONS AND ARRANGEMENTS BETWEEN THE PARTIES HERETO, AND ANY RIGHTS WHICH THE RESPECTIVE PARTIES HERETO MAY HAVE HAD UNDER ANY OTHER PREVIOUS CONTRACTS ARE HEREBY CANCELED AND TERMINATED, AND NO REPRESENTATIONS OR WARRANTEES ARE MADE OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH HEREIN. THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE PROVISIONS OF THIS PARAGRAPH 22, CANNOT BE CHANGED OR TERMINATED ORALLY WITHOUT LIMITING THE FOREGOING. FRANCHISOR EXPRESSLY DISCLAIMS THE MAKING OF, AND FRANCHISEE ACKNOWLEDGES THAT IT HAS NOT RECEIVED OR RELIED UPON, ANY WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, AS TO THE POTENTIAL VOLUME, PROFITS OR SUCCESS OF THIS BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT, OR AS TO THE SUITABILITY OF THE SITE FOR THE UNIT AS A SUCCESSFUL LOCATION FOR THE UNIT.

          (b) FRANCHISEE HAS NO KNOWLEDGE OF ANY REPRESENTATIONS BY FRANCHISOR OR ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS OR SERVANTS, ABOUT THE BUSINESS CONTEMPLATED BY THIS AGREEMENT THAT ARE CONTRARY TO THE TERMS OF THIS AGREEMENT OR THE DOCUMENTS INCORPORATED HEREIN. FRANCHISOR REPRESENTS, AS AN INDUCEMENT TO FRANCHISOR'S ENTRY INTO THIS AGREEMENT, THAT IT HAS MADE NO MISREPRESENTATIONS IN OBTAINING THIS AGREEMENT.

          (c) FRANCHISEE ACKNOWLEDGES THAT FRANCHISOR'S APPROVAL OF FRANCHISEE'S PREMISES DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE LOCATION OF THE UNIT, NOR ANY ASSURANCE BY FRANCHISOR THAT THE OPERATION OF A UNIT AT THE PREMISES WILL BE SUCCESSFUL OR PROFITABLE.

          (d) FRANCHISEE ACKNOWLEDGES THAT IT HAS HAD AMPLE OPPORTUNITY TO CONSULT WITH ITS OWN ATTORNEYS, ACCOUNTANTS AND OTHER ADVISORS AND THAT THE ATTORNEYS FOR FRANCHISORS HAVE NOT ADVISED OR REPRESENTED FRANCHISEE WITH RESPECT TO THIS AGREEMENT OR THE RELATIONSHIP THEREBY CREATED.

          (e) FRANCHISEE, TOGETHER WITH ITS ADVISORS, HAS SUFFICIENT KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS TO MAKE AN INFORMED INVESTMENT DECISION WITH RESPECT TO THE FRANCHISE.

          (f) FRANCHISEE ACKNOWLEDGES THAT THIS INSTRUMENT CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES. THIS AGREEMENT TERMINATES AND SUPERSEDES ANY PRIOR AGREEMENT BETWEEN THE PARTIES CONCERNING THE SAME SUBJECT MATTER.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal on the date first written above.

     IN WITNESS WHEREOF, L.S. Wholesale, Inc. has caused its Common Seal to be hereunto affixed. The Common Seal of L.S. Wholesale, Inc. was hereto affixed in the presence of:

Witness:       /s/ RONALD J. LATAILLE                  /s/ DENIS COMMENT
               --------------------------              ------------------------
               Ronald J. Lataille                      Denis Comment
               Director                                Director

     IN WITNESS WHEREOF, L.S. Holdings, Inc. has caused its Common Seal to be hereunto affixed.

The Common Seal of L. S. Wholesale, Inc. was hereto affixed in the presence of:

Witness:       /s/ RONALD J. LATAILLE                  /s/ DENIS COMMENT
               --------------------------              ------------------------
               Ronald J. Lataille                      Denis Comment
               Director                                Director

     IN WITNESS WHEREOF, Little Switzerland, Inc. has caused its Common Seal to be hereunto affixed. The Common Seal of Little Switzerland, Inc.) was hereto affixed in the presence of:

Witness:       /s/ RONALD J. LATAILLE                  /s/ DENIS COMMENT
               --------------------------              ------------------------
               Ronald J. Lataille                      Denis Comment
               Chief Financial Officer                 Senior Vice President

     IN WITNESS WHEREOF, Solomon Brothers Limited has caused its Common Seal to be hereunto affixed.

     The Common Seal of Solomon Brothers Limited was hereto affixed in the presence of:

Witness:       /s/__________________                   /s/ GODFREY K. KELLY
                                                       ------------------------
               [_______________]                       Godfrey K. Kelly
               Chairman                                Secretary

                                   EXHIBIT A
                                   ---------

                Franchisee's Little Switzerland Store Locations
                -----------------------------------------------

1.   Little Switzerland, Bay Street - formerly the Carib Shop

2.   Little Switzerland, Bay Street - formerly the English Sports and Sweater
     Shop

3    Little Switzerland, Bay Street - formerly Solomon's Mines & Columbian
     Emeralds

4.   Little Switzerland, Atlantis Hotel, Paradise Island

5.   Little Switzerland, Treasure Cay - formerly Solomon's Mines

6.   Little Switzerland, Hurricane Hole Marina, Paradise Island

7.   Little Switzerland, Marsh Harbour, Abaco

8.   Little Switzerland, Bay Street, Sunley Building

9.   Greenfire Emeralds, Bay Street

10.  Greenfire Emeralds, Atlantis Hotel, Paradise Island

11.  Leather Boutique, Atlantis Hotel, Paradise Island